Exhibit 99.1

PRESS RELEASE

NICOLAS PAPADOPOULO NAMED PRESIDENT AND CHIEF UNDERWRITING OFFICER OF ARCH CAPITAL GROUP LTD.

New Role is Effective Jan. 1, 2021

PEMBROKE, BERMUDA, Dec. 29, 2020 — Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that Nicolas Papadopoulo will be promoted to the position of President and Chief Underwriting Officer, effective Jan. 1, 2021. Papadopoulo joined Arch in 2001 and currently serves as Chairman and CEO of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations. In his expanded role, Papadopoulo will continue to report to Marc Grandisson, CEO of ACGL, and will have responsibility for Arch’s three operating segments — Insurance, Reinsurance and Mortgage — as well as oversight of the Strategy and Innovation team.

“I would like to congratulate Nicolas on this well-deserved promotion. His underwriting acumen is second to none and, as a founding member of our company, he has a demonstrated track record of success across several high-profile roles,” said Grandisson. “Nicolas has a strong understanding of our businesses and, by aligning our three segments under his leadership, we will benefit from additional focus and coordination as our company continues its growth trajectory. With Nicolas’ operational oversight of the segments, I’ll be able to continue to focus on Arch’s long-term strategic priorities and fostering our unique, entrepreneurial culture.”

Papadopoulo said, “I am excited and humbled to take on this new role and look forward to continuing to work closely with Marc, our strong executive team and employees throughout our organization. With Maamoun Rajeh running Reinsurance, David Gansberg leading Mortgage, our current Insurance leadership team of Matt Shulman, Hugh Sturgess and John Mentz, and Jay Rajendra leading Strategy and Innovation, I believe we are well positioned to succeed in today’s market and to continue our strong history of managing our businesses throughout the cycle.”

John Pasquesi, Chairman of the Board of ACGL added, “On behalf of the Board of Directors, I want to congratulate Nicolas on this significant accomplishment. I have worked with Nicolas for nearly 20 years and am confident he will continue to find ways to unlock value for our shareholders.”

Papadopoulo has held his current role since September 2017. Previously he was Chairman and Chief Executive Officer of Arch Reinsurance Group. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a master’s degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.

About Arch Capital Group Ltd.

Arch Capital Group Ltd., a Bermuda-based company with approximately $15.2 billion in capital at September 30, 2020 provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.

Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; the Company’s ability to successfully integrate, establish and maintain operating procedures as well as consummate acquisitions and integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage the Company’s gross and net exposures; the failure of others to meet their obligations to the Company; changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the potential replacement of LIBOR and other factors identified in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.

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Source:        Arch Capital Group Ltd.
arch-corporate

Contact:     Arch Capital Services Inc.

Greg Hare
678.462.8647